                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              GENZYME CORPORATION
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

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   4) Date Filed:

--------------------------------------------------------------------------------

                               GENZYME CORPORATION

               ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 252-7500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of the stockholders of Genzyme Corporation, a Massachusetts corporation, will be held at the Harrison Conference Center at the Bank of Boston, 100 Federal Street, Boston, Massachusetts, at 2:00 p.m. on Thursday, May 29, 1997 for the following purposes:

         1.       To elect two directors of the Company.

         2. To vote on a proposed amendment to the Company's 1990 Employee Stock Purchase Plan to increase the number of shares of General Division Common Stock available for issuance under the Plan from 1,500,000 to 2,000,000.

         3. To vote on a proposed amendment to the Company's 1990 Employee Stock Purchase Plan to increase the number of shares of Tissue Repair Division Common Stock available for issuance under the Plan from 600,000 to 1,100,000.

         4. To vote on a proposed amendment to the Company's 1988 Director Stock Option Plan to increase the number of shares of General Division Common Stock covered by the Plan from 200,000 to 233,600.

         5. To vote on a proposed amendment to the Company's 1988 Director Stock Option Plan to increase the number of shares of Tissue Repair Division Common Stock covered by the Plan from 70,000 to 100,000.

         6. To transact such other business as may properly come before the meeting.

         Only stockholders of record at the close of business on March 31, 1997 will be entitled to vote at the meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.


                                          By order of the Board of Directors,
                                          Peter Wirth
Dated:  April 24, 1997                    Clerk

                               GENZYME CORPORATION

               ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139
                            TELEPHONE (617) 252-7500

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                               GENERAL INFORMATION

         The enclosed proxy is solicited on behalf of the Board of Directors of Genzyme Corporation (the "Company" or "Genzyme") for use at the annual meeting of stockholders to be held on Thursday, May 29, 1997, at the time and place set forth in the foregoing notice and at any adjournments thereof.

         The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Clerk of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted to elect the directors nominated by the Board of Directors and to approve the other proposals listed in the notice on the cover page of this proxy statement.

         On March 31, 1997, the Company had outstanding 75,712,374 shares of General Division Common Stock, $.01 par value (the "GGD Stock"), and 13,195,946 shares of Tissue Repair Division Common Stock, $.01 par value (the "GTR Stock"), which are its only outstanding classes of voting stock. The holders of GGD Stock and GTR Stock will vote together as a single class of stock on all matters that will be presented for consideration at the meeting. Each share of GGD Stock entitles the holder thereof to one vote and each share of GTR Stock entitles the holder thereof to .33 votes. Only stockholders of record at the close of business on March 31, 1997 will be entitled to vote at the meeting. A majority in interest of the outstanding GGD Stock and GTR Stock considered together as a single class, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

         Genzyme is expecting to hold a special meeting of stockholders (the "Special Meeting") in late May or early June where stockholders will be asked to approve (i) a merger agreement between Genzyme and PharmaGenics, Inc., providing for the acquisition of PharmaGenics, Inc. in exchange for shares of a new Genzyme security ("GMO Stock") that is intended to reflect the value and track the performance of the Molecular Oncology Division ("GMO"), a new division to be established by the Company, (ii) the redesignation of outstanding common stock, and (iii) amendments to the Company's benefit plans to allow for the issuance of GMO Stock. A Prospectus/Proxy Statement relating to these proposals is expected to be mailed to stockholders in late April or early May.

         The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is April 24, 1997.


Dated:   April 24, 1997

                                 SHARE OWNERSHIP

         The following table and footnotes set forth certain information regarding the ownership of the Company's GGD Stock and GTR Stock, and the common stock of Genzyme Transgenics Corporation ("GTC"), an affiliate of the Company, as of April 1, 1997 by (i) persons known by the Company to be beneficial owners of more than 5% of its GGD Stock or GTR Stock, (ii) the Chief Executive Officer and each of the five other most highly compensated executive officers of the Company, (iii) each director of the Company, and (iv) all current executive officers and directors of the Company as a group:

                                            Number of Shares
                                         Beneficially Owned (1)
                                         ----------------------
         Beneficial Owner                 Shares       Percent
         ----------------                 ------       -------
State of Wisconsin Investment Board (2)
  121 East Wilson Avenue
  Madison, Wisconsin 53702
     GGD Stock ...................       3,276,000       4.3
     GTR Stock ...................       1,214,000       9.2
Henri A. Termeer (3)
     GGD Stock ...................         960,782       1.3
     GTR Stock ...................         135,348         *
Geoffrey F. Cox (4)
     GGD Stock ...................         177,048         *
     GTR Stock ...................          40,773         *
Gregory D. Phelps (5)
     GGD Stock ...................         183,411         *
     GTR Stock ...................          58,919         *
Alan E. Smith (6)
     GGD Stock ...................         163,906         *
     GTR Stock ...................          24,098         *
G. Jan van Heek (7)
     GGD Stock ...................          75,716         *
     GTR Stock ...................          23,806         *
Peter Wirth (8)
     GGD Stock ...................          39,420         *
     GTR Stock ...................           9,540         *
Constantine E. Anagnostopoulos (9)
     GGD Stock ...................          34,000         *
     GTR Stock ...................           9,900         *
Douglas A. Berthiaume (10)
     GGD Stock ...................          39,900         *
     GTR Stock ...................          22,607         *
Henry E. Blair (11)
     GGD Stock ...................          43,400         *
     GTR Stock ...................          14,328         *
Robert J. Carpenter (12)
     GGD Stock ...................          25,256         *
     GTR Stock ...................          25,830         *

Charles L. Cooney (13)
     GGD Stock .............................          39,184         *
     GTR Stock .............................          10,023         *
Henry R. Lewis (14)
     GGD Stock .............................          34,600         *
     GTR Stock .............................           7,335         *
All current executive officers and directors
  as a group (16 persons) (15)
     GGD Stock .............................       2,458,582       3.2
     GTR Stock .............................         484,868       3.7

--------------------

* Indicates less than 1%

(1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares listed in the table.

(2) The State of Wisconsin Investment Board ("SWIB") is a government agency that manages public pension funds. SWIB retains sole voting and dispositive power for all of the shares shown. The foregoing information is based on the Form 13F for the quarter ended December 31, 1996 for GGD Stock, and the Schedule 13G for the year ended December 31, 1996 for the GTR Stock, filed by SWIB with the Securities and Exchange Commission.

(3) The stock beneficially owned by Mr. Termeer includes 927,500 and 112,147 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997. In addition, Mr. Termeer owns 9,500 shares of GTC common stock and holds options to purchase 10,000 shares of GTC common stock that are exercisable within the 60-day period following April 1, 1997.

(4) The stock beneficially owned by Dr. Cox includes 168,200 and 26,558 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997 and 7,188 and 12,155 shares of GGD Stock and GTR Stock, respectively, held jointly with his wife.

(5) The stock beneficially owned by Mr. Phelps includes 176,100 and 46,560 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997.

(6) The stock beneficially owned by Dr. Smith includes 158,200 and 22,943 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997. In addition, Dr. Smith holds options to purchase 8,000 shares of GTC common stock that are exercisable within the 60-day period following April 1, 1997.

(7) The stock beneficially owned by Mr. van Heek includes 73,734 and 19,067 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997.

(8) The stock beneficially owned by Mr. Wirth includes 39,106 and 9,540 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997.

(9) The stock beneficially owned by Dr. Anagnostopoulos includes 32,000 and 9,360 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997.

(10) The stock beneficially owned by Mr. Berthiaume includes 34,400 and 12,074 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997. Also included are 2,000 and 1,500 shares of GGD Stock and GTR Stock, respectively, held by his wife. Mr. Berthiaume disclaims beneficial ownership of all shares held by his wife.

(11) The stock beneficially owned by Mr. Blair includes 18,400 and 10,994 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997. In addition, Mr. Blair owns 1,000 shares of GTC common stock and holds options to purchase 10,000 shares of GTC common stock that are exercisable within the 60-day period following April 1, 1997.

(12) The stock beneficially owned by Mr. Carpenter includes 10,400 and 8,270 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997. Also includes 388 and 33 shares of GGD Stock and GTR Stock, respectively, held by his wife. Mr. Carpenter disclaims beneficial ownership of all shares held by his wife.

(13) The stock beneficially owned by Dr. Cooney includes 16,000 and 8,550 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997. Also includes 22,686 and 1,473 shares of GGD Stock and GTR Stock, respectively, held jointly with his wife, 120 shares of GGD Stock held by his wife and 320 shares of GGD Stock held by his son. Dr. Cooney disclaims beneficial ownership of all shares held by his wife and son.

(14) The stock beneficially owned by Mr. Lewis includes 32,000 and 7,160 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997.

(15) Includes 2,299,873 and 384,870 shares of GGD Stock and GTR Stock, respectively, that are subject to outstanding stock options exercisable within the 60-day period following April 1, 1997. Also includes 7,188 and 12,155 shares of GGD Stock and GTR Stock, respectively, held jointly by officers and directors of Genzyme with their respective spouses. Also includes 2,508 and 1,533 shares of GGD Stock and GTR Stock, respectively, held by the spouses of officers, 4,786 and 320 shares of GGD Stock and GTR Stock, respectively, held by the spouses of officers for the benefit of the children of such officers, and 320 shares of GGD Stock held by the son of a director. All such shares subject to stock options are treated as outstanding for the purpose of computing the stated percentage.

     Genzyme's officers and directors as a group own beneficially an aggregate of 40,500 shares of common stock, less than 1% of the shares outstanding, of GTC, including 28,000 shares subject to stock options exercisable within the 60-day period following April 1, 1997.


                              ELECTION OF DIRECTORS

         The Board of Directors has fixed the number of directors at seven for the coming year. Pursuant to the Company's Articles of Organization, the Board of Directors of the Company is divided into three classes, with each class being as nearly equal in number of directors as possible. The term of one class expires, and their successors are elected for a term of three years, at each annual meeting of the Company's stockholders.

         At the annual meeting of stockholders to be held on May 29, 1997, Henry
R. Lewis and Henri A. Termeer have been nominated for re-election to a term of office expiring in 2000 and until their successors are elected and qualified, and each has consented to serve if elected. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.

         Pursuant to the Company's By-laws, directors will be elected by a plurality of the votes properly cast at the meeting. Abstentions, votes withheld and broker non-votes will not be treated as votes cast and will not affect the outcome of the election. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer, is barred by applicable rules from exercising discretionary authority to vote on the matter, and so indicates on the proxy.

         The following table contains certain information about the nominees for election as a director and each other person whose term of office as a director will continue after the meeting.

                                                                                                      PRESENT
                                   BUSINESS EXPERIENCE DURING PAST FIVE                   DIRECTOR     TERM
   NAME AND AGE                        YEARS AND OTHER DIRECTORSHIPS                        SINCE     EXPIRES
   ------------                        -----------------------------                        -----     -------
*Henri A. Termeer         Mr. Termeer has served as President of Genzyme since October      1983        1997
Age: 51                   1983, Chief Executive Officer since December 1985 and
                          Chairman of the Board since May 1988. For ten years
                          prior to joining Genzyme, Mr. Termeer worked for
                          Baxter Travenol Laboratories, Inc., a manufacturer of
                          human health care products. Mr. Termeer is Chairman of
                          the Board of Genzyme Transgenics Corporation ("GTC")
                          and, until its acquisition by Genzyme in December
                          1996, was Chairman of the Board of Neozyme II
                          Corporation ("Neozyme II"). Mr. Termeer is also a
                          director of Abiomed, Inc., AutoImmune Inc., Diacrin,
                          Inc. and GelTex Pharmaceuticals, Inc., and a trustee
                          of Hambrecht & Quist Healthcare Investors and of
                          Hambrecht & Quist Life Sciences Investors.

Henry E. Blair            Mr. Blair is the Chief Executive Officer of Dyax Corp.            1981       1998
Age: 53                   ("Dyax"), a privately-held bioseparation,  pharmaceutical
                          discovery and development company, and a consultant to
                          several companies,  including Genzyme. Prior to January
                          1990, Mr. Blair was Senior Vice President, Scientific
                          Affairs of Genzyme. Before joining Genzyme in 1981, he was
                          Associate Director of the New England Enzyme Center at Tufts
                          University School of Medicine. Mr. Blair is also a director of GTC and Celtrix Pharmaceuticals, Inc.

Charles L. Cooney         Dr. Cooney is a Professor of Chemical and Biochemical             1983       1999
Age: 52                   Engineering and Co-Director of the Program on the
                          Pharmaceutical Industry at Massachusetts Institute of
                          Technology ("MIT").  Dr. Cooney joined the MIT faculty as an
                          Assistant Professor in 1970 and became a Professor in 1982.
                          Dr. Cooney is also a principal of BioInformation Associates,
                          Inc., a consulting company.

Constantine E.            Dr. Anagnostopoulos is Managing General Partner of Gateway        1986       1999
Anagnostopoulos           Associates, which is the general partner of Gateway Venture
Age: 74                   Partners III, L.P., a venture capital partnership. From
                          January 1986 to April 1987, Dr. Anagnostopoulos was a
                          consultant to Monsanto Company, a producer of
                          pharmaceuticals, chemicals, plastics and textiles, and
                          to Alafi Capital, a venture capital firm. From 1982
                          through 1985, he served as Corporate Vice President of
                          Monsanto Company.

 *Henry R. Lewis          Mr. Lewis is a consultant to several companies and a member       1987       1997
 Age: 71                  of the Board of Directors of Delphax Systems, a manufacturer of high speed non-impact printers. From 1986 to
                          February 1991, Mr. Lewis was the Vice Chairman of the
                          Board of Dennison Manufacturing Company, a
                          manufacturer and distributor of products for the
                          stationery, technical paper, and industrial and retail
                          systems markets. From 1982 to 1986, Mr. Lewis was a
                          Senior Vice President of Dennison Manufacturing
                          Company.

 Douglas A.               Mr. Berthiaume is Chairman, President and Chief Executive         1988       1998
 Berthiaume               Officer of Waters Corporation, a high technology
 Age: 48                  manufacturer of products used for analysis and  purification, formerly a division of Millipore Corporation. From
                          November 1990 to August 1994, he was President of the
                          Waters Division of Millipore Corporation.

 Robert J.                Mr.  Carpenter is President and Chief Executive Officer of        1994       1999
 Carpenter                VacTex,  Inc., a privately held  biotechnology company which
 Age: 52                  he co-founded in November 1995, and Chairman of GelTex
                          Pharmaceuticals, Inc., a publicly held pharmaceutical
                          development company which he co-founded in November
                          1991 and where he served as President and Chief
                          Executive Officer until May 1993. Mr. Carpenter was
                          Chairman of the Board, President, and Chief Executive
                          Officer of Integrated Genetics, Inc., a biotechnology
                          company that merged with Genzyme in 1989. Following
                          the merger and until 1991, Mr. Carpenter was Executive
                          Vice President of Genzyme, and Chief Executive Officer
                          and Chairman of the Board of IG Laboratories, Inc. Mr.
                          Carpenter is also a director of Apex BioSciences, Inc.
                          and, prior to its acquisition by Genzyme in December
                          1996, was a director of Neozyme II.

------------------------

*  Nominee for election as director

         The Board of Directors held 13 meetings during 1996, and each director attended at least 75% of the aggregate of all meetings of the Board and all committees of the Board on which he served.

         The Company has standing Audit, Compensation, and Equity Plan Committees of the Board of Directors, but does not have a Nominating Committee. The Audit Committee, which consisted of Messrs. Lewis (Chairman), Anagnostopoulos, Berthiaume and Carpenter, held three meetings in 1996. The primary function of the Audit Committee is to assist the Board of Directors in the discharge of its duties and responsibilities by assuring that the financial information which will be provided to the stockholders and others is reliable and that the systems of control that management has established effectively safeguard the assets of the Company. The committee reviews the general scope and results of the Company's annual audit, the fee charged by the Company's independent accountants and other matters relating to internal control systems. For information about the Compensation and Equity Plan Committees, see the "Joint Compensation Committee and Equity Plan Committee Report on Executive Compensation" below.

DIRECTOR COMPENSATION

         Director Fees. Directors who are not employees of the Company, other than Mr. Blair, receive a quarterly retainer of $6,250.

         Directors' Deferred Compensation Plan. In 1996, the Company established a deferred compensation plan (the "Deferred Compensation Plan") that allows each director who is not also an officer or employee of Genzyme to defer receipt of all or a portion of the cash compensation payable to him or her as a director of Genzyme. Amounts deferred under the Deferred Compensation Plan may be allocated into cash and/or stock accounts for shares of GGD Stock and/or GTR Stock. Compensation may be deferred until the termination of service as a director or, subject to certain restrictions, such other date as may be specified by the director. If the Deferred Compensation Plan proposal related to the establishment of GMO is approved at the Special Meeting, a total of 50,000 shares of GMO Stock will be reserved for issuance under the Deferred Compensation Plan. All of the current directors of Genzyme other than Mr. Termeer and Mr. Blair are eligible to participate in the Deferred Compensation Plan. As of March 31, 1997, two of the five eligible directors have elected to participate in the Deferred Compensation Plan.

         Consulting Agreements. Since January 1, 1990, the Company has entered into an annual consulting agreement with Mr. Blair under which he provides consulting services to the Company for a minimum of 50 and a maximum of 100 days during the year for an annual fee of $100,000. The agreement has been renewed for 1997. The Company also has a consulting relationship with Dr. Cooney. See "Compensation Committee Interlocks and Insider Participation."

         1988 Director Stock Option Plan. All of the directors who are not employees of the Company (the "Eligible Directors") are currently eligible to participate in the 1988 Director Stock Option Plan (the "Director Plan"). Options under the Director Plan are automatically granted once a year at the annual meeting of the stockholders of the Company to Eligible Directors elected or re-elected at the meeting. Each such Eligible Director receives, for each year of the term of office to which he is elected, an option to purchase (i) 4,000 shares of GGD Stock and (ii) a number of shares of GTR Stock equal to 1,000 times a fraction, the numerator of which is the fair market value of the GGD Stock and the denominator of which is the fair market value of the GTR Stock on the date of such grant (i.e., options to purchase amounts of GTR Stock with a market value equal to one-quarter of the market value of the stock subject to the General Division option). The fair market value for the GGD Stock and the GTR Stock is equal to the last sale price for the GGD Stock and the GTR Stock, respectively, on the date of grant of such options. Under the Director Plan, upon the election of an Eligible Director other than at an annual meeting of stockholders (whether by the Board of Directors or the stockholders and whether to fill a vacancy or otherwise), such Director is automatically granted options to purchase the number of shares of GGD Stock and GTR Stock described in the preceding sentence for each year or portion thereof for the term of office to which he or she is elected.

         Options granted under the Director Plan at an annual meeting of stockholders become exercisable with respect to one-third of the total number of shares of GGD Stock and GTR Stock on the date of each annual meeting of stockholders following their date of grant, if and only if the option holder is a member of the Board of Directors of the Company at the opening of business on that date. Options granted under the Director Plan have a term of ten years from their date of grant and an exercise price equal to the fair market value of the class of common stock on the date of grant.

         If the Director Plan proposal related to the establishment of GMO is approved at the Special Meeting, then, upon election at an annual meeting of the stockholders, Eligible Directors would be awarded, for each year of the term of office to which the director is elected, an option to purchase a number of shares of GMO Stock equal to 1,000 times a fraction, the numerator of which is the fair market value of the GGD Stock and the denominator of which is the fair market value of the GMO Stock on the date of such grant. Thus, an Eligible Director would receive, in addition to options to purchase GGD Stock and GTR Stock, an option to purchase an amount of GMO Stock with a market value equal to one-quarter of the market value of the stock subject to the GGD Stock option.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Dr. Cooney has provided consulting services to Genzyme since 1983. Dr. Cooney received $30,000 in 1996 and will receive $30,000 in 1997 for a minimum of 20 days per year of consulting services.


                             EXECUTIVE COMPENSATION

         The Joint Compensation Committee and Equity Plan Committee Report set forth below describes the Company's compensation policies applicable to executive officers and the Compensation Committee's bases for Mr.
Termeer's compensation as Chief Executive Officer during 1996.

             JOINT COMPENSATION COMMITTEE AND EQUITY PLAN COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors determines the compensation to be paid to all executive officers of the Company, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table set forth below. The Equity Plan Committee administers the Company's equity incentive plan (the "Equity Plan"), including the grant of stock options under the Equity Plan. The Compensation Committee met three times in 1996 and is currently composed of Messrs. Cooney (Chairman), Anagnostopoulos and Lewis. The Equity Plan Committee met four times in 1996 and is currently composed of Messrs. Berthiaume (Chairman), Anagnostopoulos and Lewis.

         The Company's executive compensation policy is designed to attract, retain and reward executive officers who contribute to the long-term success of the Company by maintaining a competitive salary structure as compared with other large biotechnology companies and by aligning compensation with the achievement of business objectives and individual and corporate performance.

         The Company's executive compensation package is composed of three elements: base salary, annual incentive bonuses based on corporate, divisional and individual performance and initial, annual and other periodic special grants of stock options under the Equity Plan. For 1996, the Committee sought to achieve a total salary, bonus and stock option package for each officer that is between the 40th and 60th percentile (and at approximately the 55th percentile for the Chief Executive Officer) of a blended market rate of total compensation paid to officers in comparable positions at other companies in the pharmaceutical and biotechnology industries. The change to a blended market rate, weighted 40% toward large biotechnology companies and 60% toward pharmaceutical companies (50/50 in the case of the Chief Executive Officer), was deemed to be an appropriate measure of cash compensation in light of the fact that the Company was now regarded in the employment market as a growing small pharmaceutical company and the Company needed to move to an appropriate salary scale to attract the people needed to manage its next phase of growth.

         Section 162(m) of the Internal Revenue Code limits a publicly held company's tax deduction for compensation paid to the chief executive officer and the other four most highly paid officers. Generally, amounts paid in excess of $1,000,000 to a covered executive in any year cannot be deducted. Certain performance based compensation that has been approved by stockholders is not subject to the limit. The Company's stockholders have approved an amendment to the Equity Plan designed to maximize the deductibility of certain awards under such plan. The Committee will consider as appropriate other ways to maximize the deductibility of executive compensation, while retaining the discretion to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent without regard to deductibility.

         Base Salary. For 1996, the Chief Executive Officer recommended the base salary amount for each officer other than himself based on his assessment of the officer's individual performance. The Committee evaluated and approved the recommendation in light of the Company's analysis of compensation data gathered from two surveys prepared by independent compensation consultants. One of the independent surveys focused on the fifteen biotechnology companies with the highest 1995 revenues and the other focused on an industry grouping including 34 pharmaceutical, biotechnology and health care products companies with revenues comparable to those of the Company. The Company was one of the companies included in each such survey.

         Base salary ranges were established for each officer based on the survey information for comparable executive positions. The performance of the companies surveyed was not considered by the Committee. Nor did the Committee seek to set each officer's salary at the same percentile within the range. Rather, the Committee evaluated the Chief Executive Officer's recommendation regarding each officer's base salary in light of the range established for the officer's position, taking into account the officer's tenure in the position and the Committee's subjective assessment of individual performance. For 1996, the officers' base salaries ranged from the first to the third quartile of the ranges developed from the blended survey data.

         In fixing Mr. Termeer's base salary for 1996, the Committee considered chief executive officer compensation data contained in the two independent surveys of biotechnology and pharmaceutical companies used in setting the base salaries for the other officers and one additional survey prepared by the Company of total cash compensation paid to the chief executive officers of the nine biotechnology companies that the Company considers to be its closest peers. The companies in the peer group survey are all included in the Coopers & Lybrand Biotech Index and the Nasdaq Pharmaceutical Index shown in the performance graphs below. The Committee fixed Mr. Termeer's 1996 base salary at the 55th percentile of the range established by the survey data based on the same factors considered in setting the base salaries for the other officers. In addition, the Committee considered several quantitative and qualitative corporate performance measures. During 1995, sales of the General Division increased by 22% while gross profit increased by 26%, the Company achieved positive results in pivotal clinical trials of Seprafilm bioresorbable membrane and Sepracoat coating solution, started marketing Seprafilm in Europe, launched the Carticel(R) cartilage cell culturing service and raised more than $180 million in equity capital.

         Incentive Bonuses. A significant portion of the direct pay of executive officers consists of annual incentive bonuses. A bonus target was established for each officer prior to the beginning of 1996 using the same survey data considered in setting base salaries. As with base salaries, the bonus targets were recommended by the Chief Executive Officer for all officers other than himself and the Committee evaluated and approved the targets in light of the appropriate percentile of the salary ranges determined for each officer, taking into account the Committee's goal stated above for the total compensation package paid to Company officers.

         The bonus targets included both a corporate performance component and an individual performance component for all officers and a divisional performance component for those officers with operating responsibility for a specific business unit. The corporate performance component of the annual bonus was payable at the discretion of the Compensation Committee based on the extent to which the Company achieved the operating income goals approved by the Board of Directors in connection with setting the 1996 annual budget for the General Division. The individual performance component was payable at the discretion of the Chief Executive Officer based on his evaluation of the executive officer's qualitative performance for the year. The divisional performance component was payable one-half at the discretion of the Compensation Committee based on the extent to which the business unit achieved the operating income goals approved by the Board of Directors in connection with setting the 1996 annual budget and one-half at the discretion of the Chief Executive Officer based on his evaluation of the executive officer's qualitative performance for the year.

         For the Company's executive officers other than Mr. Termeer, the 1996 combined bonus targets represented from 44% to 71% of base salary with the amount payable based on corporate and divisional performance ranging from 42% to 53% of the total bonus payable. Mr. Termeer's 1996 bonus target was set at 90% of his base salary, reflecting the Committee's belief that a greater portion of the Chief Executive Officer's cash compensation should be tied to performance. Approximately 52% of Mr. Termeer's bonus target was payable based on individual performance and 48% was payable based on corporate performance.

         For 1996, the General Division surpassed its budgeted operating income and, therefore, each officer received 100% of his targeted corporate bonus under the formula previously established by the Committee. The Committee awarded Mr. Termeer 100% of his targeted individual bonus based on several achievements during the year. The Company substantially increased its total revenues from 1995 to 1996, reflecting increased sales in each of the Company's major business units and particularly increased sales of Ceredase(R) enzyme and Cerezyme(R) enzyme. In addition, the Company made significant progress in several of its programs, notably the receipt of Food and Drug Administration approval of its recombinant protein manufacturing plant used to produce Cerezyme(R) enzyme, the acquisition of surgical product manufacturer Deknatel Snowden Pencer, Inc., the launch of Seprafilm anti-adhesion products in the United States and Europe, and substantial progress in establishing Carticel(R) cartilage cell culturing service as the new standard of care for a common type of knee injury.

         Stock Options. Annual stock option awards were made to executive officers in May 1996, the same time that stock option awards were made to all other qualified employees of the Company. Mr. Termeer was granted options to purchase 45,000 shares of GGD Stock and 22,500 shares of GTR Stock and each other officer was granted options to purchase between 8,500 and 15,300 shares of GGD Stock and between 2,550 and 12,750 shares of GTR Stock. The size of each officer's award for 1996 was determined based on an analysis of the present value (using the Black-Scholes option valuation model) of option grants by other companies in the biotechnology industry to employees at comparable salary levels to the Company's officers, taking into account the Committee's goal stated above for the total compensation package paid to each officer. The number of options previously granted to each officer was not specifically considered by the Committee.

         In May 1996, the Committee voted to accelerate the exercisability of one-third of the special nonstatutory stock options granted to each of the Company's officers under the December 1994 Key Executive Stock Option Program so that such options became exercisable immediately. This decision was based on the fact that the Company had achieved its operating income goals established in the 1995 budget and accordingly the participants were entitled to have the exercisability of one-third of their options granted under that program accelerated.


By the Equity Plan Committee,                     By the Compensation Committee,


Douglas A. Berthiaume, Chairman                   Charles L. Cooney, Chairman
Constantine E. Anagnostopoulos                    Constantine E. Anagnostopoulos
Henry R. Lewis                                    Henry R. Lewis

                  COMPENSATION OF GENZYME'S EXECUTIVE OFFICERS

         The following tables set forth certain compensation information for the Chief Executive Officer of Genzyme and each of the five other most highly compensated executive officers of Genzyme.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM                   ALL
                                                                          ---------                   ---
                                           ANNUAL                        COMPENSATION                OTHER
                                           ------                        ------------                -----
                                        COMPENSATION                        AWARDS                COMPENSATION
                                        ------------                        ------                ------------
                                                                    Securities Underlying
                                                                          Options(#)
                                                            --------------------------------------
Name and Principal
------------------
     Position           Year      Salary($)      Bonus($)     GGD Stock   GTR Stock        GTC        ($)(1)
     --------           ----      ---------      --------     ---------   ---------        ---        ------
Henri A. Termeer        1996       603,942       545,000       45,000       22,500           --       15,564
  Chief Executive       1995       549,039       450,000       50,910       78,055       10,000       15,234
  Officer               1994       499,231       387,500       60,000       66,000           --       14,640


Geoffrey F. Cox         1996       220,558       150,000       13,600        5,100           --        1,875
  Executive Vice        1995       197,654       133,000       18,164       27,322           --        1,875
  President             1994       179,808       100,000       18,500       15,000           --        1,875


Gregory D. Phelps       1996       264,981       150,000        8,500       12,750           --        1,875
  Executive Vice        1995       212,365       138,000       15,614       34,972           --        1,875
  President             1994       179,712       100,000       18,500       37,500        2,000        1,875


Alan E. Smith           1996       259,346       110,000       13,600        5,100           --        1,875
  Senior Vice           1995       225,539       100,000       22,709       18,433           --        1,875
  President,            1994       201,788        81,500       18,500       15,000        4,000        1,875
  Research; Chief
  Scientific
  Officer


G. Jan van Heek         1996       250,000       120,000       13,600        5,100           --           --
  Group Senior          1995       209,000       102,500       18,164       27,322           --           --
  Vice                  1994       190,000        75,000       18,500       15,000           --           --
  President,
  Therapeutics


Peter Wirth             1996       256,281       128,000       58,600       17,600           --        1,875
  Executive Vice        1995            --            --           --           --           --           --
  President             1994            --            --           --           --           --           --

---------------
(1) The reported amounts consist of employer contributions under the Genzyme Corporation Retirement Savings Plan, a 401(k) plan. For Mr. Termeer, the reported amounts also include insurance premiums of $13,689, $13,359 and $12,765 paid by Genzyme on his behalf in 1996, 1995 and 1994, respectively, for life and disability insurance benefits.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                 Individual Grants
                                 -----------------
                      Number of         % of Total                                         Potential Realizable Value at
                     Securities           Options       Exercise or                            Assumed Annual Rates
                     Underlying         Granted to       Base Price                         of Stock Price Appreciation
                       Options           Employees       ($/Share)       Expiration              for Option Term
Name                Granted(#)(1)      in Fiscal 1996       (1)             Date            5%($)(2)          10%($)(2)
--------------------------------------------------------------------------------------------------------------------------
Henri A. Termeer
      GGD Stock         45,000              1.3            30.25         5/16/2006             856,083           2,169,482
      GTR Stock         22,500              2.8            12.25         5/16/2006             173,339             439,275

Geoffrey F. Cox
      GGD Stock         13,600              0.4            30.25         5/16/2006             258,727             655,666
      GTR Stock          5,100              0.6            12.25         5/16/2006              39,290              99,569

Gregory D. Phelps
      GGD Stock          8,500              0.3            30.25         5/16/2006             161,705             409,791
      GTR Stock         12,750              1.6            12.25         5/16/2006              98,225             248,923

Alan E. Smith
      GGD Stock         13,600              0.4            30.25         5/16/2006             258,727
      GTR Stock          5,100              0.6            12.25         5/16/2006              39,290             655,666
                                                                                                                    99,569

G. Jan van Heek
      GGD Stock         13,600              0.4            30.25         5/16/2006             258,727             655,666
      GTR Stock          5,100              0.6            12.25         5/16/2006              39,290              99,569

Peter Wirth
      GGD Stock         13,600              0.4            30.25         5/16/2006             258,727             655,666
      GGD Stock         45,000              1.3            24.88         10/1/2006             703,969           1,783,995
      GTR Stock          5,100              0.6            12.25         5/16/2006              39,290              99,569
      GTR Stock         12,500              1.6            10.00         10/1/2006              78,612             199,218

All Genzyme
Stockholders
      GGD Stock             --             --              30.25                --       1,443,077,848       3,641,765,189
      GGD Stock             --             --              24.88                --       1,186,412,901       2,994,424,392
      GTR Stock             --             --              12.25                --         101,872,703         257,057,028
      GTR Stock             --             --              10.00                --          83,134,460         209,815,541

---------------
(1) Except with respect to the options shown on the second and fourth lines for Mr. Wirth, the GGD Stock and GTR Stock options shown were granted on May 16, 1996, were exercisable with respect to 20% of such shares on the date of grant, will become exercisable with respect to an additional 20% of such shares on each of the next four anniversaries of the grant date, and were granted at fair market value on the date of grant. With respect to the options shown on the second and fourth lines for Mr. Wirth, these options were granted on October 1, 1996, were exercisable with respect to 20% of such shares on the date of grant, will become exercisable with respect to an additional 20% of such shares on each of the next four anniversaries of the date of grant and were granted at fair market value on the date of grant.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying GGD Stock or GTR Stock. No gain to the optionees is possible without an increase in the price of the underlying stock, which will benefit all shareholders proportionately. In order to realize the potential values set forth in the 5% and 10% columns of this table, the trading price of GGD Stock and GTR Stock would have to be approximately 63% and 159% above the respective exercise prices for each option, or approximately $49.31 and $78.35 for the GGD Stock options with a $30.25 exercise price and $40.55 and $64.43 for the GGD Stock options with a $24.88 exercise price, or approximately $19.97 and $31.73 for the GTR Stock options with a $12.25 exercise price and $16.30 and $25.90 for the GTR Stock options with a $10.00 exercise price. The amounts shown for all Genzyme stockholders reflect the potential value to all stockholders if the GGD Stock or the GTR Stock appreciates at the rates shown over the term of the options, assuming a purchase in 1996 at the option exercise prices shown.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                      Number of Securities     Value of Unexercised
                                                     Underlying Unexercised         In-the-Money
                                                           Options at                Options at
                          Shares                      December 31, 1996(#)      December 31, 1996($)
                        Acquired on       Value            Exercisable/              Exercisable/
            Name        Exercise(#)    Realized($)        Unexercisable            Unexercisable(1)
-----------------------------------------------------------------------------------------------------------------
        Henri A. Termeer
          GGD Stock       60,000        1,957,500        865,500/325,820        $9,984,930/1,506,909
          GTR Stock           --               --        100,625/126,464             269,737/103,834

        Geoffrey F. Cox
          GGD Stock       20,000          653,060        149,293/108,635          $1,174,881/491,764
          GTR Stock           --               --          23,608/39,877               58,897/26,756

        Gregory D. Phelps
          GGD Stock           --               --        159,233/101,495            $227,205/484,687
          GTR Stock           --               --          40,550/59,587               63,187/53,295

        Alan E  Smith
          GGD Stock       20,000          620,300        139,293/117,725            $983,422/491,251
          GTR Stock        3,375           74,831          20,071/30,910               44,721/26,715

        G. Jan van Heek
          GGD Stock       13,466          299,807         57,027/106,435            $284,522/485,559
          GTR Stock           --               --          16,266/39,728               30,677/26,678

        Peter Wirth
          GGD Stock           --               --         29,720/128,274                        $0/0
          GTR Stock           --               --           8,520/43,802                         0/0

--------------------

(1) Based on the difference between the option exercise price and the closing price of the underlying common stock on December 31, 1996, which closing price was $21.75 in the case of GGD Stock and $7.125 in the case of GTR Stock.

                         EXECUTIVE EMPLOYMENT AGREEMENTS

         Henri A. Termeer, President and Chief Executive Officer of Genzyme, has an employment agreement with Genzyme that renews automatically each January 1 for an additional one year period, unless prior written notice of nonrenewal is given. The agreement provided for an initial annual base salary in 1990 of $300,000, subject to increase in subsequent years as determined by the Board of Directors or Compensation Committee, as well as certain life and disability insurance benefits. The agreement entitles Mr. Termeer to participate in Genzyme's cash bonus plan and in any equity incentive plans established by Genzyme. In addition, the agreement provides for a lump sum payment of two times annual salary and bonus and full vesting of all rights and options (other than certain performance options) under stock or other equity incentive plans in the event that Mr. Termeer's employment is terminated by Genzyme without cause (as defined). If Mr. Termeer's employment is terminated by Genzyme without cause or by Mr. Termeer for good reason (as defined) following a change in control of Genzyme, Genzyme will make a lump sum severance payment to him of three times annual salary and bonus. Upon such termination, the agreement also provides for
(i) a cash payment equal to the additional retirement benefit that would have been earned under any retirement plan of Genzyme if employment had continued for three years, (ii) continuation of his life, accident and health insurance coverage for three years, except to the extent comparable benefits are provided by a subsequent employer and (iii) in certain circumstances, legal costs and relocation expenses associated with such termination. The agreement contains customary confidentiality, non-competition and ownership of inventions provisions.

         Peter Wirth, Executive Vice President and Chief Legal Officer of Genzyme, has a three year employment agreement with Genzyme that renews automatically each January 1 for an additional one year period, unless prior written notice of nonrenewal is given. The agreement provided for Mr. Wirth's employment in a half-time capacity for an initial base salary in 1996 of $225,000. Upon Mr. Wirth's transition to full-time employment in October 1996, his annual base salary was increased to $380,000 and is subject to increase in subsequent years as determined by the Board of Directors or the Compensation Committee of the Board of Directors, and includes certain life and disability insurance benefits. The agreement entitles Mr. Wirth to participate in Genzyme's cash bonus plan and in any equity incentive plans established by Genzyme. In addition, the agreement provides for a lump sum payment of two times annual salary and bonus and full vesting of all rights and options (other than certain performance options) under stock or other equity incentive plans in the event that Mr. Wirth's employment is terminated by Genzyme without cause (as defined). If Mr. Wirth's employment is terminated by Genzyme without cause or by Mr. Wirth for good reason (as defined) following a change in control of Genzyme, Genzyme will make a lump sum severance payment to him of three times annual salary and bonus. Upon such termination, the agreement also provides for (i) a cash payment equal to the additional retirement benefit that would have been earned under any retirement plan of Genzyme if employment had continued for three years, (ii) continuation of his life, accident and health insurance coverage for three years, except to the extent comparable benefits are provided by a subsequent employer and (iii) in certain circumstances, legal costs and relocation expenses associated with such termination. The agreement contains customary confidentiality, non-competition and ownership of inventions provisions.

                         EXECUTIVE SEVERANCE AGREEMENTS

         Genzyme has Executive Severance Agreements (the "Agreements") with its executive officers other than Messrs. Termeer and Wirth, pursuant to which payments will be made under certain circumstances following a change in control of the Company. The Agreements are automatically renewed for successive one year terms each January 1 unless prior written notice of nonrenewal is given. These agreements provide that in the event the officer's employment is terminated by Genzyme without cause or by the officer for good reason following a change in control, Genzyme will make a lump sum severance payment to the officer of two times (in the case of David J. McLachlan, Genzyme's Chief Financial Officer, three times) annual salary and bonus. Upon such termination, the Agreements also provide for (i) a cash payment equal to the additional retirement benefit which would have been earned under Genzyme's retirement plans if employment had continued for two years (in the case of Mr. McLachlan, three years) following the date of termination, (ii) participation in the life, accident and health insurance plans of Genzyme for such period except to the extent such benefits are provided by a subsequent employer and (iii) in certain circumstances, legal costs and relocation expenses associated with such termination.


                         COMPENSATION FROM THIRD PARTIES

         Until October 1, 1996, Mr. Wirth was a partner of Palmer & Dodge LLP, outside counsel to Genzyme, Neozyme II and GTC. During such period, Mr. Wirth participated as a partner of Palmer & Dodge LLP in revenues for legal services rendered to Genzyme, Neozyme II and GTC.

                             STOCK PERFORMANCE GRAPH

         The following graphs show a comparison of cumulative total shareholder returns for each of the two classes of the Company's common stock to that of the S&P 500 Composite Index, the Nasdaq Pharmaceutical Index and the Coopers & Lybrand Biotech Index. In prior years, the Company compared the cumulative total shareholder return on its common stock with the cumulative total return of the Coopers & Lybrand Biotech Index. The Company believes the Nasdaq Pharmaceutical Index, which includes a larger group of biotechnology companies than the Coopers & Lybrand Biotech Index, is more representative of how the biotechnology industry sector performs as a group and has adopted this index for future use. Because this is a transition year for adopting the Nasdaq Pharmaceutical Index, the Company is required, under the rules of the Securities and Exchange Commission, to also include the Coopers & Lybrand Biotech Index for the 1996 fiscal year.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                       GENZYME CORPORATION GGD STOCK (1),
                 S&P 500 INDEX, THE NASDAQ PHARMACEUTICAL INDEX
                     AND THE COOPERS & LYBRAND BIOTECH INDEX

                                                                     Nasdaq         Coopers &
    Measurement Period                                          Pharmaceutical      Lybrand
  (Fiscal Year Covered)         GGD Stock         S&P 500           Index        Biotech Index
        12/31/91                   100              100              100              100
        12/31/92                    77              104               83               97
        12/31/93                    47              111               74              102
        12/31/94                    54              110               55               96
        12/31/95                   106              147              102              172
        12/31/96                    74              177              102              181

----------------

(1) On December 16, 1994, the Company's Articles of Organization were amended to redesignate the Company's then existing common stock as General Division Common Stock (the "GGD Stock") and to create a new class of common stock designated Tissue Repair Division Common Stock (the "GTR Stock"). On December 23, 1994, the Company made a pro rata distribution to all holders of GGD Stock as of the close of business on December 16, 1994 of .0675 of one share of GTR Stock for each share of GGD Stock (as adjusted for a 2-for-1 stock split of GGD Stock on July 25, 1996). The graph depicts the cumulative returns calculated on an annual basis on $100 invested in the Company's former single class of common stock, the S&P 500 Index, the Nasdaq Pharmaceutical Index and the Coopers & Lybrand Biotech Index on January 1, 1991, with all dividends, including the GTR Stock dividend, being reinvested.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                       GENZYME CORPORATION GTR STOCK (2),
                 S&P 500 INDEX, THE NASDAQ PHARMACEUTICAL INDEX
                     AND THE COOPERS & LYBRAND BIOTECH INDEX

                                                                     Nasdaq         Coopers &
     Measurement Period                                          Pharmaceutical      Lybrand
   (Fiscal Year Covered)         GTR Stock         S&P 500           Index        Biotech Index
         12/16/94                   100              100              100              100
         12/29/95                   334              134              191              180
         12/31/96                   150              161              191              189


----------------

(2) The Company's GTR Stock was first issued on December 16, 1994. The graph depicts cumulative returns calculated on an annual basis on $100 invested in GTR Stock, the S&P 500 Index, the Nasdaq Pharmaceutical Index and the Coopers & Lybrand Biotech Index on December 16, 1994, with all dividends being reinvested.

            PROPOSALS TO AMEND THE 1990 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

         The purpose of the Genzyme Corporation 1990 Employee Stock Purchase Plan (the "Purchase Plan") is to provide full-time employees of Genzyme and its subsidiaries an opportunity to purchase the Company's common stock on favorable terms. Under the Purchase Plan, a total of 1,500,000 shares of GGD Stock and 600,000 shares of GTR Stock are reserved for issuance, subject to adjustment for stock splits, stock dividends and certain transactions affecting the Company's capital stock. If the Purchase Plan proposal related to the establishment of GMO is approved at the Special Meeting, a total of 500,000 shares of GMO Stock will be reserved for issuance under the Purchase Plan. As of the date hereof, approximately 3,065 employees were eligible to participate in the Purchase Plan. The closing price of the GGD Stock and GTR Stock as reported by Nasdaq on March 31, 1997 was $22.50 and $9.875, respectively.

ADMINISTRATION AND ELIGIBILITY

         The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Rights to purchase Genzyme common stock under the plan are granted at the discretion of Genzyme's Board of Directors, which, through an administrator, determines the frequency and duration of individual offerings under the plan and the date(s) when stock may be purchased. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment for any reason. The purchase price per share of Genzyme common stock in an offering is 85% of the lower of its fair market value on the first day of an offering period or the applicable exercise date and may be paid through regular payroll deductions, lump sum cash payments or a combination of both, as determined by the Board of Directors. The Purchase Plan terminates on March 14, 2000.

         In accordance with Section 423 of the Code, no employee may subscribe for shares under the Purchase Plan if, immediately after having subscribed, the employee would own 5% or more of the voting power or of the value of all classes of stock of the Company (including stock which may be purchased through subscriptions under the Purchase Plan or any other plans) nor may an employee buy more than $25,000 worth of stock (determined by the fair market value of the Genzyme common stock at the time the offering begins) through the Purchase Plan in any calendar year. The Purchase Plan provides that no employee may allocate more than 15%, or such lesser percentage as the Board of Directors may fix, of the employee's annual rate of compensation to the purchase of stock through the Purchase Plan.

         In order to reduce the number of shares required under the Purchase Plan, in December 1996 the Board of Directors authorized action to limit participation in the purchase of GTR Stock. Specifically, no employee may buy more than $8,333 worth of GTR Stock (determined by the fair market value of the GTR Stock at the time the offering begins) through the Purchase Plan in any calendar year. In addition, no employee may allocate more than 5% of the employee's annual rate of compensation to the purchase of GTR Stock through the Purchase Plan. If the Purchase Plan proposal related to the establishment of GMO is approved at the Special Meeting, it is anticipated that the Board of Directors will place limitations on the amount of GMO Stock that may be purchased by an employee through the Purchase Plan that are similar to those described above with respect to the purchase of GTR Stock through the Purchase Plan.

         As of March 31, 1997, 1,436,451 shares of GGD Stock and 599,126 shares of GTR Stock had been purchased under the Purchase Plan leaving 63,549 shares of GGD Stock and 874 shares of GTR Stock available for future purchase under the Purchase Plan. During 1996, Mr Termeer purchased 1,740 and 3,011 shares of GGD Stock and GTR Stock, respectively, Dr. Cox purchased 3,054 and 1,379 shares of GGD Stock and GTR Stock, respectively, Mr. Phelps purchased 611 and 1,538 shares of GGD Stock and GTR Stock, respectively, Dr. Smith purchased 1,368 shares of GGD Stock, Mr. van Heek purchased 2,630 and 1,565 shares of GGD

Stock and GTR Stock, respectively, Mr. Wirth purchased 314 and 1,391 shares of GGD Stock and GTR Stock, respectively, and all current executive officers as a group purchased 20,455 and 10,208 shares of GGD Stock and GTR Stock, respectively, under the Purchase Plan. All other employees purchased an aggregate of 270,598 shares of GGD Stock and 318,998 shares of GTR Stock during 1996.

DESCRIPTION OF AMENDMENTS TO THE PURCHASE PLAN

         On December 5, 1996, the Board of Directors approved, subject to the approval of the stockholders, an increase in the aggregate number of shares of GTR Stock that may be purchased under the Purchase Plan from 600,000 to 1,100,000, in order to ensure that a sufficient number of shares of GTR Stock are available to be issued in the future. In addition, on April 9, 1997, the Board of Directors approved, subject to the approval of the stockholders, an increase in the aggregate number of shares of GGD Stock that may be purchased under the Purchase Plan from 1,500,000 to 2,000,000, in order to ensure that a sufficient number of shares of GGD Stock are available to be issued in the future.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO PURCHASE PLAN

         Participants do not realize taxable income at the commencement of an offering or at the time shares are purchased under the Purchase Plan.

         If no disposition of shares purchased under the Purchase Plan is made by the participant within two years from the offering commencement date or within one year from the purchase date, then (a) upon sale of such shares, 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the amount realized on sale of such shares in excess of the purchase price) is taxed to the participant as ordinary income with any additional gain taxed as a long-term capital gain and any loss sustained is treated as a long-term capital loss and (b) no deduction is allowed to the Company for Federal income tax purposes.

         If shares purchased under the Purchase Plan are disposed of prior to the expiration of the two-year and one-year holding periods described above, then (a) the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of purchase (or, if less, the amount realized on sale of such shares) over the purchase price thereof, and (b) Genzyme is entitled to deduct such amount. Any further gain or loss realized is taxed as a short-term or long-term capital gain or loss and will not result in any deduction by the Company.

VOTES REQUIRED

         The affirmative vote by the holders of a majority of the votes cast by holders of GGD Stock and GTR Stock present, or represented, and entitled to vote at the meeting is required to approve the proposed amendments to the Purchase Plan. Abstentions and broker non-votes will not be counted as votes cast and thus, will not affect the outcome of the voting.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE PROPOSALS

             PROPOSALS TO AMEND THE 1988 DIRECTOR STOCK OPTION PLAN

GENERAL

         The purpose of the Genzyme 1988 Director Stock Option Plan (the "Director Plan") is to attract and retain qualified persons, who are not also officers or employees of Genzyme, to serve as directors of Genzyme and to encourage stock ownership in the Company by such directors so as to provide additional incentives to promote the success of Genzyme. The Director Plan authorizes the grant of nonstatutory stock options for the purchase of a maximum of 200,000 shares of GGD Stock and 70,000 shares of GTR Stock (subject in each case to adjustment for stock splits and similar capital changes) to Eligible Directors as defined below. If the Director Plan proposal related to the establishment of GMO is approved at the Special Meeting, a total of 70,000 shares of GMO Stock will be authorized for grant under the Director Plan. As of the date hereof, options to purchase an aggregate of 197,600 shares of GGD Stock and 68,576 shares of GTR Stock had been granted under the Director Plan.

         All directors of Genzyme who are not employees of Genzyme ("Eligible Directors") are eligible to participate in the Director Plan, unless such director irrevocably elects not to participate. Currently, six of Genzyme's seven directors are Eligible Directors.

         For a description of the Director Plan, see "Election of Directors-Director Compensation."

DESCRIPTION OF AMENDMENTS TO DIRECTOR PLAN

         The Board of Directors has approved, subject to the approval of the stockholders, an increase in the aggregate number of shares of GGD Stock and GTR Stock that may be purchased under the Director Plan from 200,000 to 233,600 for GGD Stock and from 70,000 to 100,000 for GTR Stock. The Director Plan will expire on December 15, 1998 and this increase will ensure that a sufficient number of shares are available to be issued until the expiration of the Director Plan.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO DIRECTOR PLAN

         Options granted under the Director Plan are nonstatutory stock options. No income is realized by the director at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the director in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) Genzyme receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction by the Company.

VOTE REQUIRED

         The affirmative vote by the holders of a majority of the votes cast by holders of GGD Stock and GTR Stock present, or represented, and entitled to vote at the meeting is required to approve the proposed amendments to the Purchase Plan. Abstentions and broker non-votes will not be counted as votes cast and thus, will not affect the outcome of the voting.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE PROPOSALS

                              CERTAIN TRANSACTIONS

         NEOZYME II. In May 1992, Genzyme and Neozyme II completed a public offering of units, which resulted in gross proceeds to Neozyme II of approximately $85 million. Under the terms of the agreements between Genzyme and Neozyme II, Genzyme licensed to Neozyme II all technology owned or controlled and sublicensable by it that may be useful in developing products for the treatment of cystic fibrosis and Neozyme II agreed to utilize substantially all of the net proceeds of the offering to engage Genzyme to perform research, development and clinical testing of products for the treatment of cystic fibrosis. In 1996, Genzyme received an aggregate of $22.4 million from Neozyme II under the agreements between the companies. In October 1996, Genzyme, through a wholly-owned subsidiary, completed a tender offer for the outstanding units of Neozyme II for $45 per unit in cash in which 98.8% of the units were tendered and accepted for payment at an aggregate purchase price of $107.4 million. Each unit consisted of one share of Neozyme II callable common stock and one callable warrant to purchase two shares of GGD Stock and .135 share of GTR Stock.

         In December 1996, Genzyme acquired the shares of Neozyme II callable common stock that were not tendered in the tender offer at a price of $29 per share through the merger of Neozyme II into a wholly-owned subsidiary of Genzyme. Following completion of the merger, each of the agreements between Genzyme and Neozyme II referred to above terminated in accordance with their respective terms. Prior to the merger, Mr. Termeer was Chairman of the Board and Mr. Carpenter was a director of Neozyme II.

         GTC. Genzyme currently holds approximately 43.5% of the outstanding common stock of GTC, a company engaged in the application of transgenic technology to the development and production of recombinant proteins for therapeutic and diagnostic uses. GTC, through its wholly-owned subsidiary TSI Corporation, is also a leading provider of preclinical efficacy and toxicology testing, in vitro testing, and production of biologics for the pharmaceutical, biotechnology and chemical industries. Mr. Termeer is Chairman of the Board and Mr. Blair is a director of GTC. Genzyme and GTC are parties to a services agreement under which GTC pays Genzyme for certain basic services provided by Genzyme, such as treasury, data processing and laboratory support services, a sublease agreement pursuant to which Genzyme subleases a portion of one of its facilities in Framingham, Massachusetts to GTC and a research and development agreement pursuant to which Genzyme and GTC each perform certain research services for each other. During 1996, Genzyme received approximately $4.0 million from GTC pursuant to the three agreements between the companies and GTC received approximately $6.2 million from Genzyme pursuant to the research and development agreement.

         In December 1995, GTC refinanced its line of credit and term loan agreement with a commercial bank, subject to Genzyme's continuing guaranty of a total of $9.8 million of credit facilities provided to GTC by the commercial bank. The largest amount outstanding under these facilities during the fiscal year ended December 31, 1996 was $2.3 million. In exchange for its guaranty, Genzyme received a warrant to purchase 145,000 shares of GTC common stock at a price of $2.4375 per share.

         On February 7, 1996, Genzyme advanced $950,000 to GTC, at an interest rate of 6.5% per annum, under a short-term credit arrangement. Such amount became due on March 31, 1996 and was repaid by GTC prior to such date.

         On March 28, 1996, Genzyme entered into a Convertible Debt and Development Funding Agreement with GTC pursuant to which Genzyme agreed to provide a revolving line of credit in the amount of $10 million and agreed to fund development costs of GTC's Antithrombin III ("AT-III") program through March 31, 1997. Under this agreement, GTC granted Genzyme co-marketing rights to AT-III in all territories other than Asia subject to negotiation and execution of a development and supply agreement between the parties prior to March 31, 1997. Genzyme's AT-III funding commitment and the date by which the parties may negotiate and execute a development and supply agreement have each been extended to June 30, 1997. The line of credit carries an interest rate of 7% and is convertible into GTC common stock (at the average market price for the 20-day period ending two days before any conversion), at GTC's option to maintain its tangible net worth at the end of each quarter at a level between $4.0 million and $4.2 million, or by Genzyme at any time for up to the full amount outstanding. As of December 31, 1996, no amounts were outstanding and $10.0 million was available under the revolving line of credit, excluding an aggregate of $1,673,000 of debt previously converted into 26,244 and 193,321 shares of GTC common stock at a price of $5.7156 and $7.8781 per share, respectively. The largest amount outstanding under this line of credit during the fiscal year ended December 31, 1996 was $3,650,000.

         DYAX. In March 1996, Genzyme entered into two agreements (the "Dyax Licenses") with Dyax and Protein Engineering Corporation, a wholly-owned subsidiary of Dyax, in which Genzyme received licenses to Dyax's phage display technology. Under the Dyax Licenses, Genzyme paid an initial license fee of $53,700 and is required to pay annual license maintenance fees of $50,000. The Dyax Licenses also require Genzyme to make milestone payments and pay royalties on net sales of diagnostic and therapeutic products discovered, made or developed using the licensed technology.

         In September 1996, Dyax entered into an agreement with Genzyme pursuant to which Dyax subleases from Genzyme, at a rate of $42,892 per month, office and laboratory space in Cambridge, Massachusetts. Dyax made payments of approximately $143,000 to Genzyme during 1996 in connection with such sublease. Mr. Blair is Chief Executive Officer of Dyax and each of Mr. Blair, Dr. Anagnostopoulos and Mr. Lewis are directors of Dyax.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Company's executive officers and directors are required under
Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership of Company securities and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company.

         Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during 1996 the executive officers and directors of the Company complied with all applicable Section 16(a) filing requirements, except for the following: Mr. Heffernan, an executive officer of the Company, reported on February 14, 1997 the sale of General Division shares, the reports for which were due on February 10, 1995 and June 10, 1995; Dr. Smith reported on February 14, 1997 the sale of General Division shares, the report for which was due on August 10, 1996; Mr. Wirth reported on February 14, 1997 the sale of Tissue Repair shares, the report for which was due on August 10, 1996; Mr. Termeer reported on February 14, 1997 the conversion of General Division warrants, the report for which was due January 10, 1997; and Dr. Moscicki, an executive officer of the Company, reported on February 14, 1997 the sale of General Division shares, the report for which was due January 10, 1997.


                         INFORMATION CONCERNING AUDITORS

         The firm of Coopers & Lybrand L.L.P., independent accountants, audited the Company's financial statements for the years ending December 31, 1996, 1995 and 1994. The Board of Directors has appointed Coopers & Lybrand L.L.P. to serve as the Company's auditors for its fiscal year ending December 31, 1997. Representatives of Coopers & Lybrand L.L.P. are expected to attend the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

         In order for a stockholder proposal to be considered for inclusion in the Company's proxy materials for the 1998 annual meeting, it must be received by the Company at One Kendall Square, Cambridge, Massachusetts 02139, Attention:
Chief Financial Officer, no later than December 13, 1997.

                          ADVANCE NOTICE PROVISIONS FOR
                      STOCKHOLDER PROPOSALS AND NOMINATIONS

         The By-laws of the Company provide that in order for a stockholder to bring business before or propose director nominations at an annual meeting, the stockholder must give written notice to the Clerk of the Company not less than 50 days nor more than 75 days prior to the meeting. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination. If the annual meeting is scheduled for a date other than the third Thursday in May and notice thereof is mailed to stockholders or publicly disclosed less than 65 days in advance, the notice given by the stockholder must be received not later than the 15th day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever first occurs.


                            EXPENSES OF SOLICITATION

         The Company will bear the cost of the solicitation of proxies on behalf of the Board of Directors, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of stock. In addition to use of the mails, proxies may be solicited by officers and employees of the Company in person or by telephone. Genzyme has retained a professional proxy solicitation firm to assist in the solicitation of proxies at a cost that Genzyme anticipates will not exceed $15,000.


                                  OTHER MATTERS

         The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

                                                                      APPENDIX A



       Adopted by directors on March 15, 1990
       Approved by shareholders on May 17, 1990
       Amended by directors on August 9, 1990
       Amended by directors on March 17, 1992
       Approved by shareholders on May 21, 1992
       Amended by directors on March 17, 1993
       Approved by shareholders on May 21, 1993
       Amended and restated by directors on August 25, 1994
       Approved by shareholders on December 12, 1994
       Amended by directors on April 12, 1995
       Approved by shareholders on May 18, 1995
       Restated to reflect 2:1 stock split of the General Division Stock on
        July 25, 1996
       Amended and restated by directors on January 30, 1997
       Amended by directors on April 9, 1997

                               GENZYME CORPORATION

                        1990 EMPLOYEE STOCK PURCHASE PLAN


1.       Purpose.


         The purpose of this 1990 Employee Stock Purchase Plan (the "Plan") is to provide employees of Genzyme Corporation (the "Company") and its subsidiaries who wish to become shareholders of the Company an opportunity to purchase shares of common stock, $0.01 par value, of the Company (the "Shares"). The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

         The Plan constitutes an amendment and restatement of the Company's 1988 Employee Stock Purchase Plan (the "1988 Plan"), which is hereby merged with and into the Plan, and the separate existence of the 1988 Plan shall terminate on the effective date of the Plan. The rights and privileges of the holders of outstanding options or rights under the 1988 Plan shall not be adversely affected by the foregoing action.

2.       Eligible Employees.

         Subject to the provisions of Sections 7, 8 and 9 below, any individual who is in the full-time employment (as defined below) of the Company, or any of its subsidiaries (as defined in Section 425(f) of the Code), the employees of which are designated by the Board of Directors as eligible to participate in the Plan, is eligible to participate in any Offering of Shares (as defined in Section 3 below) made by the Company hereunder. Full-time employment shall include all employees whose customary employment is:

         (a)      20 hours or more per week and

         (b)      more than five months
in the calendar year during which said Offering Date (as defined in Section 3 below) occurs or in the calendar year immediately preceding such year.

3.       Offering Dates.

         From time to time, the Company, by action of the Board of Directors, will grant rights to purchase shares of the General Division Common Stock ("GGD Stock"), the Tissue Repair Division Common Stock ("GTR Stock") and/or the Genzyme Molecular Oncology Division Common Stock ("GMO Stock") to employees eligible to participate in the Plan pursuant to one or more offerings (each of which is an "Offering") on a date or series of dates (each of which is an "Offering Date") designated for this purpose by the Board of Directors. The Board or any Administrator designated pursuant to Section 17 shall determine the proportion of each class of Common Stock that may be purchased in any Offering by participating employees. A reference to a class of Shares also means each separate series of a single class.

4.       Prices.

         The price per share for each grant of rights hereunder shall be the lesser of:

         (a) eighty-five percent (85%) of the fair market value on the Offering Date on which such right was granted of a share of the class of Common Stock to which the right relates; or

         (b) eighty-five percent (85%) of the fair market value on the date such right is exercised of a share of the class of Common Stock to which the right relates. At its discretion, the Board of Directors may determine a higher price for a grant of rights.

5.       Exercise of Rights and Method of Payment.

         (a) Rights granted under the Plan will be exercisable periodically on specified dates as determined by the Board of Directors.

          (b) The method of payment for Shares purchased upon exercise of rights granted shall be through regular payroll deductions or by lump sum cash payment or both, as determined by the Board of Directors. No interest shall be paid upon payroll deductions unless specifically provided for by the Board of Directors.

         (c) Any payments received by the Company from a participating employee and not utilized for the purchase of Shares upon exercise of a right granted hereunder shall be promptly returned to such employee by the Company after termination of the right to which the payment relates.

6.       Term of Rights.

         The total period from an Offering Date to the last date on which rights granted on that Offering Date are exercisable (the "Offering Period") shall in no event be longer than twenty-seven (27) months. The Board of Directors when it authorizes an Offering may designate one or more exercise periods during the Offering Period. Rights granted on an Offering Date shall be exercisable in full on the Offering Date or in such proportion on the last day of each exercise period as the Board of Directors determines.

7.       Shares Subject to the Plan.

         No more than Two Million (2,000,000) shares of GGD Stock, One Million One Hundred Thousand (1,100,000) shares of GTR Stock and Five Hundred Thousand (500,000) shares of GMO Stock may be sold pursuant to rights granted under the Plan (including shares heretofore issued pursuant to or subject to outstanding options or rights granted under the 1988 Plan). Appropriate adjustments in the above amounts, in the number of Shares covered by outstanding rights granted hereunder, in the exercise price of the rights and in the maximum number of Shares which an employee may purchase (pursuant to Section 8 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provided that no fractional Shares shall be subject to a right and each right shall be adjusted downward to the nearest full Share. Any agreement of merger or consolidation shall include provisions for protection of the then existing rights of participating employees under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be subject to rights under the Plan. If for any reason any right under the Plan terminates in whole or in part, Shares subject to such terminated right may be subject to a right under the Plan.

8.       Limitations on Grants.

         (a) No employee shall be granted a right hereunder if such employee, immediately after the right is granted would own stock or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, or of any subsidiary, computed in accordance with Section 423(b)(3) of the Code.

         (b) No employee shall be granted a right which permits his rights to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) of the fair market value of such Shares (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

         (c) No right granted to any participating employee under an Offering, when aggregated with rights granted under any other Offering still exercisable by the participating employee, shall cover more shares than may be purchased at an exercise price not to exceed fifteen percent (15%) of the employee's annual rate of compensation on the date the employee elects to participate in the Offering or such lesser percentage as the Board of Directors may determine.

9.       Limit on Participation.

         Participation in an Offering shall be limited to eligible employees who elect to participate in such Offering in the manner, and within the time limitations, established by the Board of Directors when it authorizes the Offering.

10.      Cancellation of Election to Participate.

         An employee who has elected to participate in an Offering may cancel such election as to all (but not part) of the unexercised rights granted under such Offering by giving written notice of such cancellation to the Company before the expiration of any exercise period. Any amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee's compensation through payroll deductions shall be paid to the employee, without interest unless otherwise determined by the Board of Directors, upon such cancellation.

11.      Termination of Employment.

         Upon the termination of employment for any reason, including the death of the employee, before the date on which any rights granted under the Plan are exercisable, all such rights shall immediately terminate and amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee's compensation through payroll deductions shall be paid to the employee or to the employee's estate, without interest unless otherwise determined by the Board of Directors.

12.      Employee's Rights as Shareholder.

         No participating employee shall have any rights as a shareholder in the Shares covered by a right granted hereunder until such right has been exercised, full payment has been made for the corresponding Shares and the Shares certificate is actually issued.

13.      Rights Not Transferable.

         Rights under the Plan are not assignable or transferable by a participating employee and are exercisable only by the employee.

14.      Amendments to or Discontinuation of the Plan.

         The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice; provided, however, that the then existing rights of all participating employees shall not be adversely affected thereby, and provided further that, subject to the provisions of
Section 7 above, no such amendment to the Plan shall, without the approval of the shareholders of the Company, increase the total number of shares of GGD Stock, GTR Stock or GMO Stock which may be offered under the Plan.

15.      Effective Date and Approvals.

         Subject to the approval of the shareholders of the Company, this Plan shall be effective on March 15, 1990, the date it was adopted by the Board of Directors.

         The Company's obligation to offer, sell and deliver its Shares under the Plan is subject to (i) the approval of any governmental authority required in connection with the authorization, issuance or sale of such Shares, (ii) satisfaction of the listing requirements of any national securities exchange on which the Shares are then listed and (iii) compliance, in the opinion of the Company's counsel, with all applicable federal and state securities and other laws.

16.      Term of Plan.

         No rights shall be granted under the Plan after March 14, 2000.

17.      Administration of the Plan.

         The Board of Directors or any committee or person(s) to whom it delegates its authority (the "Administrator") shall administer, interpret and apply all provisions of the Plan as it deems necessary. Nothing contained in this Section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the provisions of Section 423 of the Code.

                                                                      APPENDIX B

       Adopted by directors on December 15, 1988
       Approved by shareholders on May 18, 1989
       Amended by directors on March 17, 1993
       Approved by shareholders on May 21, 1993
       Amended and restated by directors on August 25, 1994
       Adopted by shareholders on December 12, 1994
       Amended by directors on March 14, 1996
       Adopted by shareholders on May 16, 1996
       Restated to reflect 2:1 stock split of the General Division Stock on
        July 25, 1996
       Amended and restated by directors on January 30, 1997
       Amended by directors on April 9, 1997


                               GENZYME CORPORATION

                         1988 DIRECTOR STOCK OPTION PLAN



         This 1988 Director Stock Option Plan dated December 15, 1988 (the "Plan") governs options to purchase common stock, $0.01 par value ("Common Stock") of Genzyme Corporation (the "Company") granted on or after the date hereof by the Company to members of the Board of Directors of the Company who are not also officers or employees of the Company. The purpose of the Plan is to attract and retain qualified persons to serve as Directors of the Company and to encourage ownership of stock of the Company by such Directors so as to provide additional incentives to promote the success of the Company.

         1.       ADMINISTRATION OF THE PLAN.

                  Grants of stock options under the Plan shall be automatic as provided in Section 6. However, all questions of interpretation with respect to the Plan and options granted under it shall be determined by a committee consisting of all Directors of the Company who are not eligible to participate in the Plan, and such determination shall be final and binding upon all persons having an interest in the Plan.

         2.       PERSONS ELIGIBLE TO PARTICIPATE IN THE PLAN.

                  Members of the Board of Directors of the Company (the "Board") who are not also officers or employees of the Company shall be eligible to participate in the Plan.

         3.       SHARES SUBJECT TO THE PLAN.

                  (a) The aggregate number of shares of each class of Common Stock which may be optioned under this plan is 233,600 shares of the General Division Common Stock ("GGD Stock"), 100,000 shares of the Tissue Repair Division Common Stock ("GTR Stock"), and 70,000 shares of the Genzyme Molecular Oncology Division Common Stock ("GMO Stock"). A reference to a class of common stock also means each separate series of a single class. In the event of a stock dividend, split-up, combination or reclassification of shares, recapitalization or other similar capital change relating to the Common Stock, the maximum aggregate number and kind of shares or securities of the Company as to which options may be granted under this Plan and as to which options then outstanding shall be exercisable, and the option price of such options, shall be appropriately adjusted by the Board (whose determination shall be conclusive) so as to preserve the value of the option.

                  (b) In the event of a consolidation or merger of the Company with another corporation where the Company's stockholders do not own a majority in interest of the surviving or resulting corporation, or the sale or exchange of all or substantially all of the assets of the Company, or a reorganization or liquidation of the Company, any deferred exercise period shall be automatically accelerated and each holder of an outstanding option shall be entitled to receive upon exercise and payment in accordance with the terms of the option the same shares, securities or property as he would have been entitled to receive upon the occurrence of such event if he had been, immediately prior to such event, the holder of the number of shares of Common Stock purchasable under his or her option or, if another corporation shall be the survivor, such corporation shall substitute therefor substantially equivalent shares, securities or property of such other corporation; provided, however, that in lieu of the foregoing the Board may upon written notice to each holder of an outstanding option or right provide that such option or right shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised.

                  (c) Whenever options under this Plan lapse or terminate or otherwise become unexercisable the shares of Common Stock which were subject to such options may again be subjected to options under this Plan. The Company shall at all times while this Plan is in force reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Plan.

         4.       NON-STATUTORY STOCK OPTIONS

                  All options granted under this Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         5.       FORM OF OPTIONS

                  Options granted hereunder shall be in substantially the form of the attached Exhibit A or in such other form as the Board may from time to time determine.

         6.       GRANT OF OPTIONS AND OPTION TERMS.

                  (a) Initial Grant of GGD Stock Options. Upon the original adoption of this Plan by the Board of Directors of the Company, initial options to purchase GGD Stock were automatically granted to the following Directors in the amounts set forth opposite their respective names, giving effect to the 2:1 stock split of the GGD Stock on July 25, 1996:

              Name of Director                       Number of Shares
              ----------------                       ----------------
              Constantine E. Anagnostopoulos               4,000
              Charles L. Cooney                            8,000
              Eileen M. More                               4,000
              Henry R. Lewis                               8,000
              Douglas A. Berthiaume                        4,000

                  (b) Initial Grant of GTR Stock Options. Upon the effective date of the Company's acquisition of BioSurface Technology, Inc., initial options to purchase 5,000 shares of GTR Stock were automatically granted to each Director then in office who is not also an officer or employee of the Company.

                  (c) Initial Grant of GMO Stock Options. Upon the effective date of the Company's acquisition of PharmaGenics, Inc., initial options to purchase [ ] shares of GMO Stock shall be automatically granted to each Director then in office who is not also an officer or employee of the Company.

                  (d) Automatic Grant of Options. At each annual meeting of the stockholders of the Company, those Directors to be elected or re-elected at that meeting who are eligible to receive options under the Plan shall automatically be granted, for each year of the term of office to which they are elected, options to purchase (i) 4,000 shares of GGD Stock, (ii) a number of shares of GTR Stock equal to 1,000 times a fraction, the numerator of which is the Fair Market Value of the GGD Stock and the denominator of which is the Fair Market Value of the GTR Stock, and (iii) a number of shares of GMO Stock equal to 1,000 times a fraction, the numerator of which is the Fair Market Value of the GGD Stock and the denominator of which is the Fair Market Value of the GMO Stock. In addition, upon the election of an eligible Director under the Plan other than at an annual meeting of stockholders (whether by the Board of Directors or the stockholders and whether to fill a vacancy or otherwise), such Director shall automatically be granted options to purchase the number of shares of GGD Stock, GTR Stock and GMO Stock described in the preceding sentence for each year or portion thereof of the term of office to which he or she is elected. The "Date of Grant" for options granted under this Plan shall be (i) the date this Plan is initially adopted by the Board of Directors for the initial options to purchase GGD Stock, (ii) the effective date of the Company's acquisition of BioSurface Technology, Inc. for the initial options to purchase GTR Stock, (iii) the effective date of the Company's acquisition of PharmaGenics, Inc. for the initial options to purchase GMO Stock and (iv) the date of election or re-election as a Director, as the case may be, for all subsequent options. No options shall be granted hereunder after ten years from the date on which this Plan was initially approved and adopted by the Board of Directors. As used herein, "Fair Market Value" for each class of the Common Stock shall mean the last sale price for such class as reported by the National Association of Securities Dealers Automated Quotations National Market System on the Date of Grant of such options.

                  (e) Option Price. The option price for each option granted under this Plan shall equal to the Fair Market Value of the class of common stock with respect to which the option is exercisable.

                  (f) Term of Option. The term of each option granted under this Plan shall be ten years from the Date of Grant.

                  (g)      Period of Exercise.

                           (i)      Options to purchase GGD Stock initially
granted upon adoption of this Plan by the Board of Directors became exercisable with respect to the number of shares indicated below on the date of the annual meetings of stockholders of the Company set forth opposite the number of shares (giving effect to the 2:1 stock split of the GGD Stock on July 25, 1996) if and only if the option holder was a member of the Board of Directors of the Company at the opening of business on that date:

Name of Director                      Number of Shares            Annual Meeting
----------------                      ----------------            --------------
Constantine E. Anagnostopoulous             4,000                       1990
Charles L. Cooney                           4,000                       1989
Charles L. Cooney                           4,000                       1990
Eileen M. Moore                             4,000                       1989
Henry R. Lewis                              4,000                       1990
Henry R. Lewis                              4,000                       1991
Douglas A. Berthiaume                       4,000                       1989

                           (ii)     Options to purchase GTR Stock initially
granted upon the effective date of the Company's acquisition of BioSurface Technology, Inc. were exercisable in full on their Date of Grant.

                           (iii)    Options to purchase GMO Stock initially
granted upon the effective date of the Company's acquisition of PharmaGenics, Inc. shall be exercisable in full on their Date of Grant.

                           (iv)     Options granted under this Plan at an annual
meeting of stockholders shall become exercisable with respect to one-third of the total number of shares of each class of Common Stock on the date of each annual meeting of stockholders following their Date of Grant, if and only if the option holder is a member of the Board of Directors of the Company at the opening of business on that date (for example, if options to purchase a total of 12,000 shares of GGD Stock and 1,500 shares of GTR Stock are granted to a Director at the 1996 annual meeting, the options will become exercisable with respect to 4,000 shares of GGD Stock and 500 shares of GTR Stock at each of the 1997, 1998 and 1999 annual meetings). Directors holding exercisable options under this

Plan who cease to serve as members of the Board of Directors of the Company may, during their lifetime, exercise the rights they had under such options at the time they ceased being a Director for the full unexpired term of such option. Upon the death of a Director, those entitled to do so under the Director's will or the laws of descent and distribution shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights which were available to the Director at the time of his or her death. Options granted under the Plan shall terminate, and no rights thereunder may be exercised, after the expiration of the applicable exercise period. Notwithstanding the foregoing provisions of this section, no rights under any options may be exercised after the expiration of ten years from their Date of Grant.

                  (h) Method of Exercise and Payment. Options may be exercised only by written notice to the Company at its head office accompanied by payment of the full option price for the shares of Stock as to which they are exercised. The option price shall be paid in cash or by check. Upon receipt of such notice and payment, the Company shall promptly issue and deliver to the optionee (or other person entitled to exercise the option) a certificate or certificates for the number of shares as to which the exercise is made.

                  (i) Non-transferability. Options granted under this Plan shall not be transferable by the holder thereof otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the holder's lifetime, only by him or her.

         7.       LIMITATION OF RIGHTS.

                  (a) No Right to Continue as a Director. Neither the Plan, nor the granting of an option or any other action taken pursuant to the Plan, shall constitute an agreement or understanding, express or implied, that the Company will retain an optionee as a Director for any period of time or at any particular rate of compensation.

                  (b) No Stockholders' Rights for Options. Directors shall have no rights as a stockholder with respect to the shares covered by their options until the date they exercise such options and pay the option price to the Company, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such option is exercised and paid for.

         8.       AMENDMENT OR TERMINATION.

                  The Company's Board may amend or terminate this Plan at any time, provided that (i) an increase of the aggregate number of shares of GGD Stock, GTR Stock or GMO Stock which may be optioned under this Plan (except as permitted by Section 2 of the Plan), (ii) material modification of the requirements as to eligibility for participation under this Plan, and (iii) a material increase in benefits to participants under this Plan are subject to approval by stockholders of the Company within 12 months from the date of such amendment by the affirmative vote of the holders of a majority of the shares of Stock of the Company present, or represented and entitled to vote at a meeting duly held in accordance with the laws of Massachusetts. In the event such approval is not obtained, options granted subsequent to any such amendment shall not be entitled to the benefit thereof, or if the amendment increases the aggregate number of shares of the Company which may be optioned under this plan and sufficient shares are not otherwise available under this Plan, shall be void and without effect.

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 29, 1997

                                    GENZYME CORPORATION
                            TISSUE REPAIR DIVISION COMMON STOCK

         The undersigned stockholder of Genzyme Corporation (the "Company") hereby appoints Henri A. Termeer, David J. McLachlan and Peter Wirth, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of Tissue Repair Division Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 29, 1997, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE
UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR
PROPOSALS 1 THROUGH 5. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON
SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                               Mark Here For       [ ]
                             PLEASE SIGN AND MAIL PROXY TODAY  Address Change
                                                               and Note on Reverse



                       (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)                   -----------
                                                                                      SEE REVERSE
                                                                                          SIDE
                                                                                      -----------

   [X] PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.

                       FOR          WITHHELD
                  all nominees  for all nominees                                                               FOR  AGAINST  ABSTAIN
1. Proposal to         [ ]             [ ]        2. Proposal to amend the Company's 1990 Employee Stock       [ ]    [ ]      [ ]
   elect directors.                                  Purchase Plan to increase the number of shares of General
                                                     Division Common Stock available for issuance under the
                                                     Plan from 1,500,000 to 2,000,000.

NOMINEES: Henri A. Termeer,                       3. Proposal to amend the Company's 1990 Employee Stock       [ ]    [ ]      [ ]
          Henry R. Lewis                             Purchase Plan to increase the number of shares of Tissue
                                                     Repair Division Common Stock available under the Plan
                                                     from 600,000 to 1,100,000.

FOR, except vote withheld from the following nominees(s):             4. Proposal to amend the Company's 1988  [ ]    [ ]      [ ]
_________________________________________________________                Director Stock Option Plan to increase
                                                                         the number of shares of General
                                                                         Division Common Stock covered by the
                                                                         Plan from 200,000 to 233,600.

                                                                      5. Proposal to amend the Company's 1988  [ ]    [ ]      [ ]
                                                                         Director Stock Option Plan to increase
                                                                         the number of shares of Tissue Repair
                                                                         Division Common Stock covered by the
                                                                         Plan from 70,000 to 100,000





Signature: _______________________________ Date: ________________ Signature: _______________________________ Date: _________________
                                                                                    (if held jointly)

NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partner, please sign in partnership name by authorized person.

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 29, 1997

                                    GENZYME CORPORATION
                               GENERAL DIVISION COMMON STOCK

         The undersigned stockholder of Genzyme Corporation (the "Company") hereby appoints Henri A. Termeer, David J. McLachlan and Peter Wirth, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of General Division Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 29, 1997, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE
UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR
PROPOSALS 1 THROUGH 5. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON
SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                               Mark Here For       [ ]
                             PLEASE SIGN AND MAIL PROXY TODAY  Address Change
                                                               and Note on Reverse



                       (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)                   -----------
                                                                                      SEE REVERSE
                                                                                          SIDE
                                                                                      -----------

   [X] PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.

                       FOR          WITHHELD
                  all nominees  for all nominees                                                               FOR  AGAINST  ABSTAIN
1. Proposal to         [ ]             [ ]        2. Proposal to amend the Company's 1990 Employee Stock       [ ]    [ ]      [ ]
   elect directors.                                  Purchase Plan to increase the number of shares of General
                                                     Division Common Stock available for issuance under the
                                                     Plan from 1,500,000 to 2,000,000.

NOMINEES: Henri A. Termeer,                       3. Proposal to amend the Company's 1990 Employee Stock       [ ]    [ ]      [ ]
          Henry R. Lewis                             Purchase Plan to increase the number of shares of Tissue
                                                     Repair Division Common Stock available for issuance under
                                                     the Plan from 600,000 to 1,100,000.

FOR, except vote withheld from the following nominees(s):             4. Proposal to amend the Company's 1988  [ ]    [ ]      [ ]
_________________________________________________________                Director Stock Option Plan to increase
                                                                         the number of shares of General
                                                                         Division Common Stock covered by the
                                                                         Plan from 200,000 to 233,600.

                                                                      5. Proposal to amend the Company's 1988  [ ]    [ ]      [ ]
                                                                         Director Stock Option Plan to increase
                                                                         the number of shares of Tissue Repair
                                                                         Division Common Stock covered by the
                                                                         Plan from 70,000 to 100,000.





Signature: _______________________________ Date: ________________ Signature: _______________________________ Date: _________________
                                                                                    (if held jointly)

NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partner, please sign in partnership name by authorized person.